EXHIBIT 10.18

AGREEMENT

BY AND BETWEEN

EARTH BIOFUELS, INC.

AND

HPS DEVELOPMENT, L.L.C.

This Agreement is made as of the dates set forth below, and is effective as to each party as of their respective dates of execution, by and between HPS Development, L.L.C. a Louisiana limited liability company domiciled in Plaquemines Parish, Louisiana (hereafter sometimes referred to as “HPS”), represented herein by its duly authorized Managers William Hurst, John Paul, and Kennett Stewart, and Earth Biofuels, Inc., a Delaware corporation with its principal place of business in Dallas, Texas (hereafter sometimes referred to as “EB”), represented herein by its duly authorized President and Chief Executive Officer Dennis G. McLaughlin, III. HPS and EB are sometimes collectively referred to as the “Parties.”

RECITALS:

WHEREAS, pursuant to Letter of Intent dated April 24, 2006, (LOI 1) the Parties agreed to pursue in good faith a transaction in which EB would acquire a 50% interest in the former Mississippi River Alcohol Company ethanol plant (sometimes referred to as “Plant”) in exchange for cash and stock consideration to HPS and further advances to a yet to be formed entity, said advances to be used to retrofit the Plant;

WHEREAS, pursuant to a second letter of intent dated June 13, 2006 (LOI 2), the Parties further clarified the due dates of the payments and other terms and conditions of the transaction;

WHEREAS, the Parties wish to establish certain additional binding obligations between them as a basis upon which to proceed with the transaction;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties covenant and agree as follows:

1.                                      ACKNOWLEDGMENT OF RECEIPT OF PAYMENTS FROM EB

The Parties confirm that EB has made the following payments to HPS (as of August 1, 2006) pursuant to LOI 1 and LOI 2:

	Date	Amount Paid

a.	4/27/2006	$1 million
b.	5/11/2006	$1 million
c.	6/02/2006	$1 million

d.	6/13/2006	$2 million
e.	6/19/2006	$2 million
f.	7/12/2006	$2 million
g.	7/25/2006	$3 million
	TOTAL	$12 million

2.                                      AMENDED PAYMENT SCHEDULE

EB agrees that the following payment schedule applies for payments due by EB to HPS and shall supersede and replace the payment schedule set forth in LOI 2:

a.	$10 million due upon execution of this Agreement;
b.	$5 million due on or before August 31, 2006;
c.	$4 million due on or before September 15, 2006;
d.	$4 million due on or before September 30, 2006;
e.	$15 million (to be deposited in escrow) due on or before October 30, 2006.

3.                                      CLOSING

The closing of all transactions contemplated by LOI 1 and LOI 2 (with the exception of the Morgan Keegan financing (or other acceptable third party financing), which shall occur as soon as reasonably possible) shall occur on or before October 30, 2006.

4.                                      ACKNOWLEDGMENT OF ONGOING NEGOTIATIONS AND OBLIGATION TO NEGOTIATE IN GOOD FAITH

The Parties confirm and acknowledge the continuing negotiations of definitive documentation necessary to close the contemplated transactions, including, but not limited to, a Purchase Agreement and an Operating Agreement for South Louisiana Ethanol, L.L.C. The Parties further agree to negotiate in good faith the final provisions of such definitive documentation.

5.                                      TERMINATION

a.                                       Reasons for Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time after the date hereof but not later than the Closing:

i.                                          by the mutual consent of HPS and Earth Biofuels;

ii.                                       at the election of Earth Biofuels if the Closing has not occurred by October 30, 2006 because of the acts or omissions of HPS;

iii.                                    at the election of HPS if the Closing has not occurred by October 30, 2006;

iv.                                   at the election of HPS if EB fails to meet any of the payment deadlines in Section 2 above;

v.                                      upon the failure of EB and HPS to agree to terms and conditions of final and definitive agreements, after negotiating in good faith. The failure of either party to agree to terms and conditions already negotiated between the parties (whether verbally or in writing), except as modified in this Agreement shall be deemed negotiation in bad faith by such party.

In the event of any termination pursuant to Section 5(a) hereof, written notice thereof shall forthwith be given to the other Parties and the transactions contemplated hereby shall thereupon be terminated, without further action by the Parties.

b.                                      Procedure Upon and Effect of Termination.

i.                                          In the event of any termination pursuant to Section 5(a)(i), as mutually agreed by the Parties.

ii.                                       In the event of any termination pursuant to Sections 5(a)(iii), or (iv), or in the event of a termination pursuant to Section 5(a)(v), provided HPS has negotiated in good faith, the effect of such termination shall be as set forth in Section 5(c), below.

iii.                                    In the event of any termination pursuant to Section 5(a)(ii), or in the event of a termination pursuant to Section 5(a)(v) (provided HPS has negotiated in bad faith), HPS shall return all previous payments made by EB to HPS. HPS shall have 90 days from the date of termination to return such payments.

c.                                       In the event of a termination described in Section 5(b)(ii), the following terms and provisions apply:

i.                                          HPS shall be entitled to retain $5 million as a termination fee;

ii.                                       HPS shall deliver to EB a standard form promissory note, in the principal amount of all payments made by EB to HPS, less the $5 million termination fee, payable quarterly over seven years, said payments to begin the first full quarter after beginning operations at the Plant, bearing no interest except in the case of default by HPS.

iii.                                    HPS shall use its best efforts to secure third party financing, with commercially reasonable terms and conditions, as early as reasonably possible, in an amount sufficient to pay EB the remaining principal on the note described in Section 5(c)(ii) above, or in such amount as HPS can reasonably borrow pursuant to commercially reasonable terms and conditions.

d.                                      The remedies set forth in this Section 5 shall be the exclusive remedies available to the Parties in the event of termination.

6.                                      INTEREST ON ADVANCES BY HPS TO SOUTH LOUISIANA ETHANOL, L.L.C. (SLE)

EB agrees that HPS may make one or more loans to SLE, with simple interest not to exceed 10%, which loans shall be a permitted liability of SLE and shall be repaid by SLE to HPS upon closing of Morgan Keegan or other third party financing.

7.                                      MISCELLANEOUS.

a.                                       No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

b.                                      Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

c.                                       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

d.                                      Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

e.                                       Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

f.                                         Governing Law, Venue and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Louisiana without giving effect to any choice or conflict of law provision or rule (whether of the State of Louisiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Louisiana.

g.                                      Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

h.                                      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

i.                                          Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

j.                                          Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which they may be entitled, at law or in equity.

k.                                       Facsimile Signatures. This agreement may be executed by facsimile signature, which shall be deemed to be an original.

The Parties hereto have executed this Agreement on the dates set forth below.

EARTH BIOFUELS, INC.

/s/ Dennis G. McLaughlin, III
Date:	8/02/06	BY: DENNIS G. MCLAUGHLIN, III
TITLE: CHIEF EXECUTIVE OFFICER

HPS DEVELOPMENT, L.L.C.

Date:	8/3/06	/s/ William Hurst
BY: WILLIAM HURST
TITLE: MANAGER

Date:	8/3/06	/s/ John Paul
BY: JOHN PAUL
TITLE: MANAGER

Date:	8/3/06	/s/ Kenneth Stewart
BY: KENNETT STEWART
TITLE: MANAGER

Date:	8/2/06	/s/ Darren Miles
BY: DARREN MILES